Exhibit 99.1

PRESS RELEASE

CONTACT:

Mike Smith, CFA
719-637-5773
michael.smith@vectrus.com

Vectrus Announces Strong Fourth Quarter and Full-Year 2017 Results; Issues 2018 Guidance and Five-Year Growth Plan

•	Fourth quarter revenue $296 million, up 2.6%; Fourth quarter operating margin 3.5%, up 51 bps, compared to fourth quarter of 2016

•	Full-year revenue $1.115 billion; Full-year operating margin 3.7%, up 10 bps compared to 2016

•	Projects 11% revenue growth, which includes the acquisition of SENTEL, and margin expansion at the mid-point of 2018 guidance

•	Issues five-year plan to grow revenue to $2.5 billion and expand EBITDA margins to 7%

•	Closed on a new and expanded credit facility to support growth strategy

•	Total backlog increased 24% year-over-year to $2.9 billion

COLORADO SPRINGS, Colo., March 1, 2018 — Vectrus, Inc. (NYSE:VEC) announced fourth quarter and full-year 2017 financial results. For the fourth quarter, revenue was $295.8 million, operating income was $10.3 million, and diluted earnings per share were $3.70. For the full year, revenue was $1,114.8 million, operating income was $41.2 million, and diluted earnings per share were $5.31. Cash provided by operating activities for 2017 was $35.4 million.

“Over the past year, we have made substantial progress in our business while setting the foundation for future growth and continued execution of our strategy,” said Chuck Prow, president and chief executive officer of Vectrus. “We have a lot to be proud of in 2017. Vectrus achieved several milestones during the year, including record quarterly operating margin, backlog, and contract awards. Additionally, our team did a phenomenal job of securing the base by winning all of our scheduled re-competes and significant new work that provides strong visibility into 2018 and beyond.”

“In 2018 and beyond, we will continue to execute our strategy to become a leader in the converged infrastructure market within government services," said Prow. "We will aggressively explore new and adjacent markets, enhanced capabilities, and additional channels to drive growth and increase shareholder value. Specifically, we have established a five-year plan and goal to grow revenue to $2.5 billion and expand EBITDA margins to 7 percent. This is clearly an aggressive goal but we see

Exhibit 99.1

a path forward to achieve this plan through a combination of both strategic organic and purposeful inorganic growth activities."

“Our momentum has carried into 2018 as demonstrated by our recent win of a new $108 million U.S. Army contract to provide services for Kuwait Dining Facilities (DFAC 3.0) and the acquisition of SENTEL Corporation,” Prow explained. “Regarding SENTEL, our cultures including mission, vision, values, and client-centricity, are closely aligned. We are extremely excited about the new clients, capabilities, and contracts that are now accessible to Vectrus. This acquisition is an excellent fit with our three core strategies and accelerates our progress associated with several strategic imperatives. We are optimistic that all of our hard work in 2017 and current strategic initiatives will result in 2018 revenue growth and margin expansion.”

Fourth Quarter 2017 Results

•	Revenue $295.8 million

•	Operating income $10.3 million

•	Operating margin 3.5%

•	Diluted earnings per share $3.70; adjusted diluted EPS[1] $0.57

Fourth quarter 2017 revenue of $295.8 million increased $7.6 million or 2.6 percent compared to the fourth quarter of 2016. The increase is due to higher revenue of $20.2 million from U.S. programs, $15.5 million from European programs, and $3.9 million from Afghanistan programs, partially offset by a $32.0 million decrease in Middle East programs. Revenue in the fourth quarter of 2016 included a $47 million contribution from the Army Pre-Positioned Stocks-5 (APS-5) Kuwait contract, which ended in April 2017.

“The exceptionally hard work of our team paid off in the fourth quarter as strength in our underlying business, recent contract wins, and solid execution resulted in year-over-year growth," said Matt Klein, chief financial officer of Vectrus.

Operating income was $10.3 million or 3.5 percent operating margin in the fourth quarter of 2017, compared to $8.6 million or 3.0 percent operating margin in the fourth quarter of 2016.

Fourth quarter 2017 diluted earnings per share were $3.70 compared to $0.40 in the fourth quarter of 2016. Excluding the impact of the Tax Cuts and Jobs Act (TCJA) legislation, fourth quarter 2017 adjusted diluted earnings per share1 were $0.57.

“It’s important to note that full-year and fourth quarter 2017 diluted earnings per share were positively impacted by recent tax reform, which resulted in the revaluation of our deferred tax liability at the lower 21% federal rate,” explained Klein.

Exhibit 99.1

Full-Year 2017 Results

•Revenue $1,114.8 million
•Operating income $41.2 million
•Operating margin 3.7 percent
•Diluted earnings per share $5.31; adjusted diluted EPS1 $2.17
•Cash provided by operating activities $35.4 million

Full-year 2017 revenue of $1,114.8 million decreased $75.7 million or 6.4 percent compared to 2016. The decrease in revenue was attributable mainly to lower activity in our Middle East programs of $70.0 million, which was driven primarily by a decrease of $121.0 million from our APS-5 Kuwait contract, and our Afghanistan programs of $32.6 million, offset by increases of $16.7 million from our European programs and $10.2 million from our U.S. programs.

Operating income was $41.2 million or 3.7 percent operating margin for the full-year 2017, compared to $42.8 million or 3.6 percent operating margin in 2016.

“Our commitment to improving the overall margin profile of our business was demonstrated in 2017 as our team’s performance and company-wide initiatives yielded a year-over-year increase in operating margin,” said Klein. "This achievement was particularly notable considering the phase-in of several large, long-term contracts and the investments associated with the implementation of our strategic imperatives."

Full-year 2017 diluted earnings per share were $5.31 compared to $2.16 in 2016. Excluding the impact of the TCJA legislation, full-year 2017 adjusted diluted earnings per share1 were $2.17.

Cash provided by operating activities for the year ended December 31, 2017 was $35.4 million; a decrease of $1.2 million compared to 2016.

The Company ended 2017 with total debt of $79.0 million, which was down $6.0 million from $85.0 million at the end of 2016. As of December 31, 2017, the Company had a total consolidated indebtedness to consolidated EBITDA (total leverage ratio) of 1.64x to 1.00x.

“During the fourth quarter we closed on a new and expanded credit facility, which increased the amount of funding available under our revolver to $120 million from $75 million,” said Klein. “Our new credit facility improves our financial flexibility for future growth opportunities. In 2018 and 2019, the mandatory payments under our new facility are $4 million and $4.5 million, respectively.”

The Company ended 2017 with total backlog of $2.9 billion and funded backlog of $719 million.

Exhibit 99.1

Guidance
"In 2018, we expect annual revenue to be in the range of $1,205 million to $1,275 million with a mid-point of $1,240 million or an increase of 11 percent compared to 2017. We expect full-year operating margin to be in the range of 3.6 percent to 4.0 percent and net income to be in the range of $30.5 million to $36.4 million. We expect to see diluted EPS in the range of $2.70 to $3.22 per share, and cash provided by operating activities from $35 million to $39 million," said Klein. “Our 2018 guidance assumes interest expense of approximately $4.3 million, depreciation and amortization of $4.2 million, non-recurring transaction related expenses of $3.0 million, mandatory debt payments of $4.0 million, a tax rate of 22 percent and weighted average diluted shares outstanding of 11.3 million at December 31, 2018.”

2018 guidance details include:

$ millions, except for operating margin and per share amounts	2018 Guidance			2018 Mid
Revenue	$1,205	to	$1,275	$1,240
Operating Margin	3.6%	to	4.0%	3.8%
Net Income	$30.5	to	$36.4	$33.5
Diluted EPS [2]	$2.70	to	$3.22	$2.96
Cash Provided by Operating Activities	$35.0	to	$39.0	$37.0

The Company notes that forward-looking statements of future performance made in this release, including 2018 guidance, are based upon current expectations and are subject to factors that could cause actual results to differ materially from those suggested here, including those factors set forth in the Safe Harbor Statement below.

Investor Call
Management representatives will conduct an investor briefing and conference call at 4:30 p.m. Eastern Time on Thursday, Mar. 1, 2018.

U.S.-based participants may dial into the conference call at 877-407-0792, while international participants may dial 201-689-8263. For all other listeners, a live webcast of the briefing and conference call will be available on the Vectrus Investor Relations website at http://investors.vectrus.com.
A replay of the briefing will be posted on the Vectrus website shortly after completion of the call, and will remain available for one year. A telephonic replay will also be available through Mar. 15, 2018, at 844-512-2921 (domestic) or 412-317-6671 (international), passcode 13676767.
.

Exhibit 99.1

Footnotes:
1 See appendix for reconciliation.
2 2018 EPS guidance is calculated using estimated weighted average diluted common shares outstanding for the year ending December 31, 2018 of 11.3 million.
About Vectrus
Vectrus is a leading, global government services company with a history in the services market that dates back more than 70 years. The company provides facility and logistics services, and information technology and network communication services to U.S. government customers around the world. Vectrus is differentiated by operational excellence, superior program performance, a history of long-term customer relationships, and a strong commitment to their mission success. Vectrus is headquartered in Colorado Springs, Colo., and includes about 6,700 employees spanning 177 locations in 21 countries. In 2017, Vectrus generated sales of $1.1 billion. For more information, visit our website at www.vectrus.com or connect with us on Facebook, Twitter, LinkedIn, and YouTube.

Safe Harbor Statement
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 (the "Act"): Certain material presented herein includes forward-looking statements intended to qualify for the safe harbor from liability established by the Act. These forward-looking statements include, but are not limited to, statements in 2018 Guidance above about our revenue, operating margin, net income, EPS and net cash provided by operating activities for 2018 and other assumptions contained therein for purposes of such guidance, our new credit facility, debt payments, expense savings, contract opportunities, bids and awards, collections, business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance. Whenever used, words such as "may," "are considering," "will," "likely," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "could," "potential," "continue," or similar terminology are forward-looking statements. These statements are based on the beliefs and assumptions of our management based on information currently available to management. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements, our historical experience and our present expectations or projections. These risks and uncertainties include, but are not limited to: our dependence on a few large contracts for a significant portion of our revenue; competition in our industry; our dependence on the U.S. government and the importance of our maintaining a good relationship with the U.S. government, our ability to submit proposals for and/or win potential opportunities in our pipeline; our ability to retain and renew our existing contracts; protests of new awards; any acquisitions, investments or joint ventures, including the integration of SENTEL Corporation into our business; our international

Exhibit 99.1

operations, including the economic, political and social conditions in the countries in which we conduct our businesses; changes in U.S. government military operations, including its operations in Afghanistan; changes in, or delays in the completion of, U.S. or international government budgets; government regulations and compliance therewith, including changes to the Department of Defense procurement process; changes in technology; intellectual property matters; governmental investigations, reviews, audits and cost adjustments; contingencies related to actual or alleged environmental contamination, claims and concerns; our success in expanding our geographic footprint or broadening our customer base, markets and capabilities; our ability to realize the full amounts reflected in our backlog; impairment of goodwill; our performance of our contracts and our ability to control costs; our level of indebtedness; our compliance with the terms of our credit agreement; subcontractor and employee performance and conduct; our teaming arrangements with other contractors; economic and capital markets conditions; our ability to retain and recruit qualified personnel; our maintenance of safe work sites and equipment; our compliance with applicable environmental, health and safety regulations; our ability to maintain required security clearances; any disputes with labor unions; costs of outcome of any legal proceedings; security breaches and other disruptions to our information technology and operations; changes in our tax provisions, including under the Tax Cuts and Jobs Act, or exposure to additional income tax liabilities; changes in U.S. generally accepted accounting principles; accounting estimates made in connection with our contracts; our exposure to interest rate risk; our compliance with public company accounting and financial reporting requirements; timing of payments by the U.S. government; risks and uncertainties relating to the spin-off from our former parent; and other factors set forth in Part I, Item 1A, – “Risk Factors,” and elsewhere in our 2017 Annual Report on Form 10-K and described from time to time in our future reports filed with the Securities and Exchange Commission. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Exhibit 99.1

VECTRUS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
(In thousands, except per share data)	2017	2016	2015
Revenue	$1,114,788	$1,190,519	$1,180,684
Cost of revenue	1,012,840	1,083,607	1,075,035
Selling, general and administrative expenses	60,728	64,086	65,687
Operating income	41,220	42,826	39,962
Interest (expense) income, net	(4,640)	(5,639)	(6,531)
Income from operations before income taxes	36,580	37,187	33,431
Income tax (benefit) expense	(22,917)	13,532	2,458
Net income	$59,497	$23,655	$30,973

Earnings per share
Basic	$5.40	$2.21	$2.94
Diluted	$5.31	$2.16	$2.86
Weighted average common shares outstanding - basic	11,021	10,714	10,551
Weighted average common shares outstanding - diluted	11,209	10,974	10,825

Exhibit 99.1

VECTRUS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
(In thousands, except share information)	2017	2016
Assets
Current assets
Cash	$77,453	$47,651
Receivables	174,995	172,072
Costs incurred in excess of billings	12,751	11,002
Other current assets	6,747	13,412
Total current assets	271,946	244,137
Property, plant, and equipment, net	3,733	3,061
Goodwill	216,930	216,930
Other non-current assets	2,942	1,177
Total non-current assets	223,605	221,168
Total Assets	$495,551	$465,305
Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	115,899	118,055
Billings in excess of costs	3,766	1,421
Compensation and other employee benefits	39,304	34,917
Short-term debt	4,000	15,750
Other accrued liabilities	19,209	17,693
Total current liabilities	182,178	187,836
Long-term debt, net	73,211	67,842
Deferred tax liability	55,329	89,667
Other non-current liabilities	1,461	2,559
Total non-current liabilities	130,001	160,068
Total liabilities	312,179	347,904
Commitments and contingencies
Shareholders' Equity
Preferred stock; $0.01 par value; 10,000,000 shares authorized; No shares issued and outstanding	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; 11,120,528 and 10,894,924 shares issued and outstanding	111	109
Additional paid in capital	67,526	63,910
Retained earnings	117,415	57,959
Accumulated other comprehensive loss	(1,680)	(4,577)
Total shareholders' equity	183,372	117,401
Total Liabilities and Shareholders' Equity	$495,551	$465,305

Exhibit 99.1

VECTRUS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(In thousands)	2017	2016	2015
Operating activities
Net income	$59,497	$23,655	$30,973
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	1,686	1,920	3,138
Loss on disposal of property, plant, and equipment	—	405	686
Stock-based compensation	4,467	4,649	6,658
Amortization and write-off of debt issuance costs	1,464	1,198	1,130
Changes in assets and liabilities:
Receivables	178	37,814	(9,886)
Other assets	3,455	(13,903)	12,005
Accounts payable	(4,346)	(3,766)	8,874
Billings in excess of costs	2,345	(4,605)	219
Deferred taxes	(35,321)	(2,163)	(9,404)
Compensation and other employee benefits	3,256	(1,808)	275
Other liabilities	(1,271)	(6,778)	(25,788)
Net cash provided by operating activities	$35,410	$36,618	$18,880
Investing activities
Purchases of capital assets	(2,344)	(741)	(793)
Proceeds from the disposition of assets	—	116	387
Distributions from equity investment	—	573	524
Net cash (used in) provided by investing activities	$(2,344)	$(52)	$118
Financing activities
Proceeds from issuance of long-term debt	80,000	—	—
Repayments of long-term debt	(86,000)	(29,000)	(23,375)
Proceeds from revolver	42,500	74,000	324,000
Repayments of revolver	(42,500)	(74,000)	(324,000)
Proceeds from exercise of stock options	2,031	2,146	239
Payment of debt issuance costs	(1,844)	(221)	—
Proceeds from insurance financing	—	—	14,857
Repayments of insurance financing	—	—	(12,130)
Payments of employee withholding taxes on share-based compensation	(1,317)	(987)	(1,301)
Net cash (used in) financing activities	$(7,130)	$(28,062)	$(21,710)
Exchange rate effect on cash	3,866	(848)	(116)
Net change in cash	29,802	7,656	(2,828)
Cash-beginning of year	47,651	39,995	42,823
Cash-end of year	$77,453	$47,651	$39,995

Supplemental Disclosure of Cash Flow Information:
Interest paid	$5,886	$5,278	$6,047
Income taxes paid	$4,802	$26,068	$16,096

Exhibit 99.1

Key Performance Indicators and Non-GAAP Financial Measures
The primary financial performance measures we use to manage our business and monitor results of operations are revenue trends and operating income trends. In addition, we consider adjusted net income and adjusted diluted earnings per share to be useful to management and investors in evaluating our operating performance for the periods presented, and to provide a tool for evaluating our ongoing operations. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives.

Adjusted net income and adjusted diluted earnings per share, however, are not measures of financial performance under generally accepted accounting principles in the United States of America (GAAP) and should not be considered a substitute for net income and diluted earnings per share as determined in accordance with GAAP. Reconciliations of these items are provided below.

"Adjusted net income" is defined as net income, adjusted to exclude items that may include, but are not limited to, other income; significant charges or credits that impact current results but are not related to our ongoing operations and unusual and infrequent non-operating items and non-operating tax settlements or adjustments, such as revaluation of our deferred tax liability as a result of the Tax Cuts and Jobs Act, and net settlement of uncertain tax positions.

"Adjusted diluted earnings per share" is defined as adjusted net income divided by the weighted average diluted common shares outstanding.

(In thousands, except per share data)	Three Months Ended December 31,		Year Ended December 31,
Adjusted Net Income and Adjusted Diluted Earnings Per Share (Non-GAAP Measure)	2017	2016	2017	2016
Net income	$41,567	$4,409	$59,497	$23,655
Revaluation of deferred tax liability [1]	(35,139)	—	(35,139)	—
Adjusted net income	$6,428	$4,409	$24,358	$23,655
GAAP EPS, diluted	$3.70	$0.40	$5.31	$2.16
Adjusted EPS, diluted	$0.57	$0.40	$2.17	$2.16

Weighted average common shares outstanding, diluted	11,234	10,988	11,209	10,974

[1] Change in deferred tax liability related to change in federal tax rate under Tax Cuts and Jobs Act.

Exhibit 99.1

SUPPLEMENTAL INFORMATION
Revenue by military branch, contract type, and contract relationship for the periods presented below was as follows:

	Year Ended December 31,
(In thousands)	2017		2016
Military branch	Revenue	% of Total	Revenue	% of Total
Army	$915,554	82%	$1,004,842	84%
Navy	21,896	2%	20,066	2%
Air Force	177,338	16%	165,611	14%
Total Revenue	$1,114,788		$1,190,519

	Year Ended December 31,
(in thousands)	2017		2016
Contract type	Revenue	% of Total	Revenue	% of Total
Firm-Fixed-Price	$295,880	27%	$297,677	25%
Cost-Plus and Cost Reimbursable ¹	818,908	73%	892,842	75%
Total Revenue	$1,114,788		$1,190,519

¹ Includes time and material contracts
	Year Ended December 31,
(In thousands)	2017		2016
Contract Relationship	Revenue	% of Total	Revenue	% of Total
Prime Contractor	$1,083,485	97%	$1,131,773	95%
Sub Contractor	31,303	3%	58,746	5%
Total Revenue	$1,114,788		$1,190,519

Source: Vectrus, Inc.